As filed with the Securities and Exchange Commission on May 1, 2013

Securities Act File No. 333-175654

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

Form N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FS INVESTMENT CORPORATION II

(Exact name of registrant as specified in charter)

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(215) 495-1150

(Address and telephone number, including area code, of principal executive offices)

Michael C. Forman

FS Investment Corporation II

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(Name and address of agent for service)

COPIES TO:

James A. Lebovitz, Esq. Thomas J. Friedmann, Esq. Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Tel: (215) 994-4000 Fax: (215) 994-2222	Rosemarie A. Thurston, Esq. Martin H. Dozier, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309-3424 Tel: (404) 881-7000 Fax: (404) 253-8447

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a distribution reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-175654) of FS Investment Corporation II (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (n)(3) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note, and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

Other Information

Item 25.    Financial Statements and Exhibits

(2) Exhibits

(a)	Articles of Amendment and Restatement of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2012).
(b)	Amended and Restated Bylaws of the Registrant. (Incorporated by reference to Exhibit (b) filed with Pre-Effective Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 333-175654), filed on February 10, 2012).
(d)	Form of Subscription Agreement (Incorporated by reference to Exhibit (d) filed with Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-175654) filed on April 30, 2013).
(e)(1)	Distribution Reinvestment Plan. (Incorporated by reference to Exhibit (e) filed with Pre-Effective Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 333-175654), filed on February 10, 2012).
(e)(2)	Amended and Restated Distribution Reinvestment Plan (Incorporated by reference to Exhibit 4.3 filed with the Registrant’s Quarterly Report filed on Form 10-Q filed on November 14, 2012.)
(g)(1)	Investment Advisory and Administrative Services Agreement, dated as of February 8, 2012, by and between the Registrant and FSIC II Advisor, LLC. (Incorporated by reference to Exhibit (g)(1) filed with Pre-Effective Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 333-175654), filed on February 10, 2012).
(g)(2)	Investment Sub-Advisory Agreement, dated as of February 8, 2012, by and between FSIC II Advisor, LLC and GSO / Blackstone Debt Funds Management LLC. (Incorporated by reference to Exhibit (g)(2) filed with Pre-Effective Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 333-175654), filed on February 10, 2012).
(h)(1)	Dealer Manager Agreement, dated as of February 8, 2012, by and among the Registrant, FSIC II Advisor, LLC and FS2 Capital Partners, LLC. (Incorporated by reference to Exhibit (h)(1) filed with Pre-Effective Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 333-175654), filed on February 10, 2012).
(h)(2)	Form of Selected Dealer Agreement (included as Exhibit A to the Dealer Manager Agreement). (Incorporated by reference to Exhibit (h)(1) filed with Pre-Effective Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 333-175654), filed on February 10, 2012).
(j)	Custodian Agreement, dated as of February 8, 2012, by and between the Registrant and State Street Bank and Trust Company. (Incorporated by reference to Exhibit (j) filed with Pre-Effective Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 333-175654), filed on February 10, 2012).
(k)(1)	Escrow Agreement, dated as of January 23, 2012, by and among the Registrant, UMB Bank, N.A. and FS2 Capital Partners, LLC. (Incorporated by reference to Exhibit (k) filed with Pre-Effective Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 333-175654), filed on February 10, 2012).
(k)(2)	ISDA 2002 Master Agreement, together with the Schedule thereto and Credit Support Annex to such Schedule, each dated as of July 2, 2012, by and between Del River LLC (formerly IC-II Investments LLC) and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 3, 2012).
(k)(3)	Confirmation Letter Agreement, dated as of July 2, 2012, by and between Del River LLC (formerly IC-II Investments LLC) and Citibank, N.A. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 3, 2012).
(k)(4)	Investment Management Agreement, dated as of July 2, 2012, by and between the Registrant and Del River LLC (formerly IC-II Investments LLC). (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 3, 2012).
(k)(5)	Amended and Restated Confirmation Letter Agreement, dated as of September 12, 2012, by and between Del River LLC (formerly IC-II Investments LLC) and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 12, 2012).
(k)(6)	Amended and Restated Confirmation Letter Agreement, dated as of September 27, 2012, by and between Del River LLC (formerly IC-II Investments LLC) and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 1, 2012).

(k)(7)	Amended and Restated Confirmation Letter Agreement, dated as of November 15, 2012, by and between Del River LLC (formerly IC-II Investments LLC) and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 15, 2012).
(k)(8)	Amended and Restated Confirmation Letter Agreement, dated as of December 13, 2012, by and between Del River LLC (formerly IC-II Investments LLC) and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2012).
(k)(9)	Asset Transfer Agreement, dated as of October 26, 2012, by and between the Registrant and Lehigh River LLC. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 30, 2012).
(k)(10)	Indenture, dated as of October 26, 2012, by and between Lehigh River LLC and Citibank, N.A., as trustee. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 30, 2012).
(k)(11)	Amended and Restated Indenture, dated as of February 6, 2013, by and between Lehigh River LLC and Citibank, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 7, 2013).
(k)(12)	Supplemental Indenture No. 1, dated as of April 23, 2013, by and between Lehigh River LLC and Citibank, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 26, 2013).
(k)(13)	Lehigh River LLC Class A Floating Rate Secured Note, due 2023. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on October 30, 2012).
(k)(14)	Lehigh River LLC Class A Floating Rate Secured Note, due 2024. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 7, 2013).
(k)(15)	Lehigh River LLC Class A Floating Rate Secured Note, due 2024. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on April 26, 2013).
(k)(16)	TBMA/ISMA 2000 Global Master Repurchase Agreement, by and between JPMorgan Chase Bank, N.A., London Branch and Cobbs Creek LLC, together with the related Annex and Confirmation thereto, each dated as of October 26, 2012. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on October 30, 2012).
(k)(17)	TBMA/ISMA 2000 Amended and Restated Global Master Repurchase Agreement, by and between JPMorgan Chase Bank, N.A., London Branch and Cobbs Creek LLC, together with the related Annex and Amended and Restated Confirmation thereto, each dated as of February 6, 2013. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on February 7, 2013).
(k)(18)	TBMA/ISMA 2000 Amended and Restated Global Master Repurchase Agreement, by and between JPMorgan Chase Bank, N.A., London Branch and Cobbs Creek LLC, together with the related Annex and Amended and Restated Confirmation thereto, each dated as of April 23, 2013. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on April 26, 2013).
(k)(19)	Revolving Credit Agreement, dated as of October 26, 2012, by and between the Registrant and Cobbs Creek LLC. (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on October 30, 2012).
(k)(20)	Asset Transfer Agreement, dated as of October 26, 2012, by and between the Registrant and Cobbs Creek LLC. (Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on October 30, 2012).
(k)(21)	Collateral Management Agreement, dated as of October 26, 2012, by and between Lehigh River LLC and the Registrant. (Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on October 30, 2012).
(k)(22)	Collateral Administration Agreement, dated as of October 26, 2012, by and among Lehigh River LLC, the Registrant and Virtus Group, LP. (Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on October 30, 2012).
(k)(23)	Collateral Management Agreement, dated as of October 26, 2012, by and between Cobbs Creek LLC and the Registrant. (Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on October 30, 2012).
(k)(24)	Loan Agreement, dated as of March 27, 2013, by and between Cooper River LLC, the financial institutions and other lenders from time to time party thereto and Citibank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 28, 2013).

(k)(25)	Account Control Agreement, dated as of March 27, 2013, by and between Cooper River LLC, Citibank, N.A and Virtus Group, LP. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 28, 2013).
(k)(26)	Security Agreement, dated as of March 27, 2013, by and between Cooper River LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on March 28, 2013).
(k)(27)	Agreement and Plan of Merger, dated as of March 27, 2013, by and among Cooper River LLC, Cooper River CBNA Loan Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on March 28, 2013).
(k)(28)	Investment Management Agreement, dated as of March 27, 2013, by and between the Registrant and Cooper River LLC. (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on March 28, 2013).
(l)	Opinion of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l) filed with Amendment No. 3 to the Registrant’s registration statement on Form N-2 (File No. 333-175654) filed on February 10, 2012).
(n)(1)	Consent of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l) hereto).
(n)(2)	Consent of McGladrey LLP. (Incorporated by reference to Exhibit (n)(2) filed with Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-175654) filed on April 30, 2013).
(n)(3)	Consent of McGladrey LLP.*
(r)(1)	Code of Ethics of the Registrant. (Incorporated by reference to Exhibit 14.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2012).
(r)(2)	Code of Ethics of FSIC II Advisor, LLC. (Incorporated by reference to Exhibit (r)(2) filed with Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-184474) filed on February 27, 2013).

*	Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 1, 2013.

FS Investment Corporation II

By:	/S/ MICHAEL C. FORMAN
Name:	Michael C. Forman
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ MICHAEL C. FORMAN Michael C. Forman	President and Chief Executive Officer and Director (Principal executive officer)	May 1, 2013

/S/ WILLIAM GOEBEL William Goebel	Chief Financial Officer (Principal financial and accounting officer)	May 1, 2013

* David J. Adelman	Director	May 1, 2013

* Michael J. Heller	Director	May 1, 2013

* Barbara Adams	Director	May 1, 2013

* Robert E. Keith, Jr.	Director	May 1, 2013

* Paul Mendelson	Director	May 1, 2013

* John E. Stuart	Director	May 1, 2013

* Scott J. Tarte	Director	May 1, 2013

*By:	/S/ MICHAEL C. FORMAN
Attorney-in-fact